Exhibit (c)(ix)

Project Breeze Discussion Materials May 8, 2025

These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of Tango to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the Management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such Management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Board of Directors of the Company. These materials were compiled on a confidential basis for use by the Special Committee of the Board of Directors of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Project Breeze

Table of Contents Section Transaction Summary I Company Performance II Financial Analysis III Appendix Project Breeze

I. Transaction Summary

Transaction Summary Evercore Group L.L.C. (“Evercore”) has been asked by the Special Committee of the Board of Directors of Tango (the “Company”) whether, in Scope of Evercore’s opinion, the Consideration of $16.50 per share to be received by holders of the Class A common stock, other than the Stakeholders Assignment and “Excluded Shares”, “Continuing Shares” or “Dissenting Shares”, in the transaction pursuant to the merger agreement is fair, from a financial point of view, to such holders. ª The Stakeholders have offered to acquire 100% of the outstanding shares of Class A common stock of Tango Transaction Overview that are not currently owned by the Stockholders in an all-cash take-private transaction at $16.50 per share Transaction Structure ª Reverse merger Financing ª $330mm equity commitment (may be reduced by escrowed Company cash) ª Approval by holders of a majority of outstanding voting power, approval by holders of a majority of outstanding voting power of Class A common stock, voting as a separate class, approval by holders of a majority of outstanding voting power of Class B common stock, voting as a separate class, and approval by holders of a Key Closing Conditions majority of the votes cast by the unaffiliated company stockholders ª Other customary conditions to closing, including expiration or termination of the HSR waiting period, no law or order prohibiting transaction, bring-down of reps and performance of covenants and no MAE Termination Fees ª Company termination fee: $39mm (approximately 2.5% of the equity value of the transaction) Timing ª Expected closing: 2H 2025 Source: Draft merger agreement dated 5/8/25, Bravo offer dated 4/23/25 5 Project Breeze

Transaction Summary (Cont'd)

($ in millions, except per share data)

Offer Premium to Share Price

	Tango Share Price	Implied Prem. To Tango Shareholders
Tango at Merger Consideration	**$16.50**	
Current (5/8/25)	**$14.38**	***14.7%***
Premium to:		
1-Week Prior	$14.00	*17.9%*
1-Month Prior	11.81	*39.7%*
30-Day VWAP	13.06	*26.3%*
60-Day VWAP	13.78	*19.8%*
90-Day VWAP	14.42	*14.4%*
6-Month VWAP	14.84	*11.2%*
1-Year VWAP	14.38	*14.7%*
2-Year VWAP	12.45	*32.5%*
3-Year VWAP	14.60	*13.0%*
52-Week Low Close (4/7/25)	$11.57	*42.6%*
52-Week High Close (11/8/24)	18.94	*(12.9%)*

Transaction Multiples

		Acquisition Consideration
Tango at Transaction Consideration		**$16.50**
% Premium to Current (5/8/25)		*14.7%*
% Discount to 52-Week High Close (11/8/24)		*(12.9%)*
Fully Diluted Shares Outstanding [1]		*95.0*
Equity Value		**$1,568**
(+) Debt as of (3/31/25)[2]		253
(-) Cash as of (3/31/25)[2]		(197)
Enterprise Value		**$1,624**
Enterprise Value To:	**Case A Metric** [3]	
CY24A Revenue	$995	1.6x
CY25E Revenue	1,153	1.4
CY26E Revenue	1,333	1.2
CY24A Adj. EBITDA	$210	7.7x
CY25E Adj. EBITDA	243	6.7
CY26E Adj. EBITDA	280	5.8
Reference: Enterprise Value To:	**Consensus Metric**	
CY25E Revenue	$1,113	1.5x
CY26E Revenue	1,225	1.3
CY25E Adj. EBITDA	$233	7.0x
CY26E Adj. EBITDA	261	6.2

Source: FactSet (5/8/25), Company Filings, Management Case A Estimates, Bravo offer dated 4/23/25

1. Class A and Class B shares, RSUs, PSUs, and options outstanding as of 5/5/25 per Tango management. Excludes PSUs not expected to vest, per Tango Management guidance. FDSO calculated using treasury stock method treatment of in-the-money options
2. As of 3/31/25, per Tango Draft Q1 Earnings Release received 4/30/25
3. Case A received from Management 4/4/25

EVERCORE 6 Project Breeze

II. Company Performance

Tango – Company Overview

($ in millions)

Business Description

Status: Public
Founded: 2008
Headquarters: New Braunfels, TX
Employees: ~59,000

- Provides outsourced services, primarily serving high-growth technology companies across three main service offerings:
  - **Digital Customer Experience (DCX):** Omnichannel customer support, technical support, and customer care operations across voice, chat, email, and social platforms
  - **Trust & Safety:** Solutions for content review, online safety, fraud prevention, and regulatory compliance to protect users and platforms
  - **AI Services:** Human-in-the-loop data annotation, training data creation, and model evaluation to support AI development
- Serves ~200 clients across innovative target markets including social media, retail & e-commerce, streaming media and technology & AI

Financial Summary – Case A[1]

CYE 12/31,	2023A	2024A	2025E	2026E	CAGR '24A-'26E
Revenue	**$924**	**$995**	**$1,153**	**$1,333**	***16%***
% Growth	*(4%)*	*8%*	*16%*	*16%*	
Gross Profit	$386	$392	$442	$504	*13%*
% Gross Margin	*42%*	*39%*	*38%*	*38%*	
Adj. EBITDA	**$221**	**$210**	**$243**	**$280**	***16%***
% Margin	*24%*	*21%*	*21%*	*21%*	
Adj. EBITDA - Capex	$190	$170	$181	$227	*15%*
% Margin	*21%*	*17%*	*16%*	*17%*	

Capitalization

	USD ($)
Current Price (5/8/25)	$14.38
52-Week High	18.94
% of 52 Week High	*75.9%*
(x) FDSO [2]	*94.9*
Market Capitalization	**$1,365**
(+) Debt (3/31/25) [4]	253
(-) Cash (3/31/25) [4]	(197)
TEV	**$1,421**

Valuation Metrics

	2024A	2025E	2026E
TEV / Revenue	1.4x	1.2x	1.1x
TEV / Adj. EBITDA	6.8	5.8	5.1
TEV / FCF [3]	8.3	7.8	6.3

Leverage Metrics

Gross Debt / 2024A Adj. EBITDA	1.2x
Net Debt / 2024A Adj. EBITDA	0.3

Key Management

- **Bryce Maddock** – Chief Executive Officer & Co-Founder
- **Jasper Weir** – President & Co-Founder
- **Balaji Sekar** – Chief Financial Officer
- **Jarrod Johnson** – Chief Customer Officer
- **Chandra Venkataramani** – Chief Information Officer
- **Stephan Daoust** – Chief Operating Officer
- **Snow Burns** – Sr. Vice President, Marketing
- **Claudia Walsh** – General Counsel

Revenue Breakdown (2024A)

By Geography


RoW
19%
India
12%
US
12%
Philippines
57%

By Segment


AI Services
14%
Trust + Safety
25%
Digital Customer Experience
61%

2024A Revenue: $995mm

Source: Company filings, Company website, FactSet (5/8/25)
1. Tango Management estimates received 4/4/25
2. Class A and Class B shares, RSUs, PSUs, and options outstanding as of 5/5/25 per Tango management. Excludes PSUs not expected to vest, per Tango Management guidance. FDSO calculated using treasury stock method treatment of in-the-money options
3. Represents Adj. EBITDA *minus* Capex
4. As of 3/31/25, per Tango Draft Q1 Earnings Release received 4/30/25

EVERCORE 8 Project Breeze

Tango Share Price Performance ($) Jun. 10, 2021 Share Price Performance 400% Announced pricing of IPO at $23.00 per share Customer Tango Experience Since 3 Months Ago (11%) 3% Oct. 25, 2021 Since 6 Months Ago (24%) (3%) Announced closing of secondary offering at Since 1 Year Ago 13% (15%) $63.50 per share Since 2 Years Ago 18% (41%) resulting in $765mm+ of 300% gross proceeds Since 3 Years Ago (38%) (70%) Since IPO1 (37%) (71%) Apr. 19, 2022 Nov. 30, 2022 Announced acquisition of OpenAI introduced Heloo, expanding ChatGPT Feb. 27, 2024 European operations Klarna announces that its 200% AI Assistant handled 2/3 of Jan. 7, 2025 customer service chats in Meta announced end of its first month third-party fact-checking Sep. 7, 2022 program Announced $100mm Share Repurchase Program Mar. 12, 2025 Initial Bravo NBO 100% 1 Price Consideration $23.00 $16.50 $14.38 (37%) (71%) 0% 6/10/21 3/22/22 1/2/23 10/14/23 7/26/24 5/8/25 Tango Earnings Company Specific Key Events Customer Experience Key Events Sector Key Events Companies 9 Project Breeze Source: FactSet (5/8/25), Company Filings, Press Releases Note: Customer Experience Companies include Teleperformance, Telus International, Concentrix, TTEC and IBEX 1. Chart begins at Tango’s price of $23.00 on day of IPO (6/10/21)

Overview of Tango Management Financial Forecasts *(Received 4/4/25)* ***($ in millions)***

Case A

FYE Dec 31,	Case A 2025E	2026E	2027E	2028E	CAGR '25E-'28E
Revenue	**$1,153**	**$1,333**	**$1,414**	**$1,496**	***9%***
% Growth	*16%*	*16%*	*6%*	*6%*	
% Gross Margin	*38%*	*38%*	*37%*	*37%*	
Adj. EBITDA	**$243**	**$280**	**$297**	**$315**	***9%***
% Margin	*21%*	*21%*	*21%*	*21%*	
Capex	**$62**	**$53**	**$57**	**$60**	***(1%)***
% of Revenue	*5%*	*4%*	*4%*	*4%*	

- 9% '25E-'28E total revenue CAGR comprised of 17% CAGR across Trust & Safety and AI Services and 2% CAGR in Digital Customer Experience (DCX)
- Steady 21% EBITDA margin based on continued 0.5% gross margin erosion primarily from steady wage inflation and offset by SG&A efficiencies
- '26E-'28E Capex is 4% of revenue

Case B (For Reference Only)

FYE Dec 31,	Case B (For Reference Only) 2025E	2026E	2027E	2028E	CAGR '25E-'28E
Revenue	**$1,108**	**$1,043**	**$942**	**$885**	***(7%)***
% Growth	*11%*	*(6%)*	*(10%)*	*(6%)*	
% Gross Margin	*38%*	*36%*	*35%*	*35%*	
Adj. EBITDA	**$228**	**$188**	**$151**	**$133**	***(16%)***
% Margin	*21%*	*18%*	*16%*	*15%*	
Capex (4/16/25)	**$62**	**$42**	**$38**	**$27**	***(25%)***
% of Revenue	*6%*	*4%*	*4%*	*3%*	

- (7%) '25E-'28E total revenue CAGR – ~60% of '25E DCX revenue lost by '28E, 9% CAGR across Trust & Safety and AI Services
- Accelerated margin erosion due to competitive market and lower revenue growth
- Initial (4/4/25) Case B Capex forecast revised by Tango Management on 4/16/25

Source: Tango Management estimates for Case A and Case B received on 4/4/25, Tango Management Case B Capex forecast received 4/16

EVERCORE 10 Project Breeze

Tango Management Financial Forecast Comparison ($ in millions) Broker Case B ’24A—’27E Case A (For Reference Only) Consensus % Delta vs. Case A: CAGR (3%) (4%) (8%) (22%) (1%) (33%) (41%) $1,414 $1,496 9% $1,333 $1,225 $1,352 $1,153 $1,113 $995 $1,108 $1,043 Revenue 16% $942 $885 8% 16% 12% 10% 11% 10% % Growth 8% 6% 6% (1%) (6%) NA (6%) (10%) 2024A 2025E 2026E 2027E 2028E $528 $531 $551 $442 $437 $504 $479 8% $392 $420 GAAP $374 $333 $308 8% 38% 40% 38% 38% 41% 37% 41% 37% Gross Profit 39% 36% 35% % Margin 35% (4%) NA 2024A 2025E 2026E 2027E 2028E $297 $315 9% $280 $292 $243 $261 Adj. $233 $228 $210 $188 9% EBITDA1 $151 $133 21% 21% 21% 21% 21% 21% 18% 21% 22% 21% % Margin 16% NA 15% (8%) 2024A 2025E 2026E 2027E 2028E $174 $162 $162 13% $142 $141 $120 Free Cash $100 $102 $100 $92 $86 $84 13% Flow2 8% 9% 8% 11% 12% 11% 11% 12% 11% 12% 9% (0)% % Margin 10% NA 2024A 2025E 2026E 2027E 2028E 11 Project Breeze Source: Tango Management estimates received 4/4/25, Broker Research Note: Consensus figures reflect median of Broker estimates 1. Adj. EBITDA excludes the impact of stock-based compensation 2. Represents Cash Flow from Operations minus Capex; 2025E-2028E Case B Capex figures per Tango Management guidance on 4/16/25, original estimates received on 4/4/25

Management Financials Case A ($ in millions) Case A Received April 4th; Extrapolations Informed by Discussions with Tango on March 31st – April 10th Unlevered Free Cash Flow Summary 2029E Extrapolation Management Forecast Extrapolation ü Revenue growth steps down to 5% Fiscal Year End 12/31, 2024A 2025E 2026E 2027E 2028E 2029E Terminal ü Adjusted EBITDA Margin remains flat at 21% margin Revenue $995 $1,153 $1,333 $1,414 $1,496 $1,567 $1,567 ü Stock-Based Compensation and Depreciation % Growth 16% 16% 6% 6% 5% remain flat at 3% of revenue Adj. EBITDA1 $210 $243 $280 $297 $315 $330 $330 Capex remains flat at 4% of revenue % Margin 21% 21% 21% 21% 21% 21% 21% ü ü Amortization remains flat at $20mm (-) Stock-Based Compensation (39) (46) (49) (52) (54) (54) % of Revenue 3% 3% 3% 3% 3% 3% ü Other Pre-Tax Adjustments remain equal to $0 Adj. EBITDA (SBC-burdened) $205 $234 $249 $263 $276 $276 ü Change in Net Working Capital remains flat at 14% % Margin 18% 18% 18% 18% 18% 18% of change in revenue (-) Depreciation (38) (43) (46) (49) (51) (51) ü Effective Tax Rate remains flat at 37% % of Revenue 3% 3% 3% 3% 3% 3% (-) Amortization of Intangibles (20) (20) (20) (20) (20)—Perpetuity Assumptions 2 (-) Other Pre-Tax Adjustments 2 (1) — ——ü Adjusted EBITDA Margin remains flat relative to EBIT (SBC, Amort-burdened) $146 $171 $183 $194 $204 $224 2028E and 2029E at 21% margin % Margin 13% 13% 13% 13% 13% 14% ü Stock-Based Compensation and Depreciation (-) Unlevered Taxes (54) (63) (68) (72) (76) (83) remain flat at 3% of revenue % Tax Rate 37% 37% 37% 37% 37% 37% ü Capex decreases to $51mm in perpetuity, matching NOPAT3 $92 $108 $115 $122 $129 $141 perpetuity Depreciation levels (+) Depreciation 38 43 46 49 51 51 ü Amortization of Intangibles and Other Pre-Tax (+) Amortization of Intangibles 20 20 20 20 20—Adjustments equal to $0 in perpetuity (-) Capital Expenditures (62) (53) (57) (60) (63) (51) % of Revenue 5% 4% 4% 4% 4% 3% ü Change in Net Working Capital remains flat at 14% (-) (Increase) / Decrease in NWC (28) (18) (11) (11) (10) (9)4 of change in revenue % of Change in Revenue 18% 10% 14% 14% 14% 14% ü Effective Tax Rate remains flat at 37% Unlevered FCF (SBC-burdened)5 $60 $100 $113 $120 $127 $133 Source: Tango Management estimates received 4/4/25, Tango Management extrapolations discussed between 3. Equivalent to GAAP Net Income plus tax-affected net interest expense 3/31/25-4/10/25, Company Filings 4. Terminal year Change in Net Working Capital calculated using 14% of change in revenue based on Tango 1. Adj. EBITDA excludes the impact of stock-based compensation Management guidance 2. 2025E Other Pre-Tax Adjustments comprised of ($3mm) litigation expense and $2mm foreign exchange 5. Unlevered FCF shown above treats SBC as a cash expense and thus does not add back SBC expense. If gain SBC were added back, Unlevered FCF would equal CFO less Capex plus tax affected net interest expense 12 Project Breeze

III. Financial Analysis

Illustrative Financial Analysis Summary

($ in millions, except per share data)

Current Price: $14.38 | Current[2] Proposal: $16.50

	Key Metrics and Methodologies	Implied Share Price[1]	Total Enterprise Value[3]	Implied CY25E Adj. EBITDA[4]	Implied CY26E Adj. EBITDA[4]
Trading Multiples	*Select Public Company EBITDA Multiples* *CY25E Case A Adj. EBITDA $243* *Peer CY25 Multiple Range: 5.0x - 6.0x*	$12.20 – $14.80	*$1,217 - $1,460*	*5.0x - 6.0x*	*4.3x - 5.2x*
Trading Multiples	*Select Public Company EBITDA Multiples* *CY26E Case A Adj. EBITDA $280* *Peer CY26 Multiple Range: 4.5x - 5.5x*	$12.70 – $15.60	*$1,261 - $1,541*	*5.2x - 6.3x*	*4.5x - 5.5x*
Transaction Multiples	*Transaction Multiples* *LTM Adj. EBITDA (@ 3/31/25): $219* *Transaction LTM Multiples: 5.0x - 12.0x*	$10.90 – $26.70	*$1,093 - $2,622*	*4.5x - 10.8x*	*3.9x - 9.4x*
DCF Case A	*5-Year Discounted Cash Flows (PGR)* *Perpetuity Growth Rate: 3.0% - 5.0%* *Discount Rate: 10.5% - 12.5%* *(As of 12/31/24)*	$12.40 – $20.20	*$1,242 - $1,982*	*5.1x - 8.1x*	*4.4x - 7.1x*
DCF Case B (For Reference Only)	*5-Year Discounted Cash Flows (PGR)* *Perpetuity Growth Rate: 2.5% - 4.5%* *Discount Rate: 10.5% - 12.5%* *(As of 12/31/24)*	$5.10 – $7.50	*$543 - $770*	*2.2x - 3.2x*	*1.9x - 2.7x*
For Reference Only	*Premiums Paid to Unaffected 30D VWAP* *Premiums Paid: 20.0% - 50.0%* *30 Day VWAP (as of 5/8/25): $13.06*	$15.70 – $19.60	*$1,545 - $1,921*	*6.3x - 7.9x*	*5.5x - 6.9x*
For Reference Only	*52-Week Trading Range*[5] *as of 5/8/25*	$11.57 – $18.94	*$1,152 - $1,858*	*4.7x - 7.6x*	*4.1x - 6.6x*
For Reference Only	*Broker Price Targets*[6] *As of 5/8/25 (Based on Available Analysts)*	$13.00 – $21.00	*$1,289 - $2,058*	*5.3x - 8.5x*	*4.6x - 7.3x*

Legend: Founder & Group / TDCX (3/1/24); Capital Square Partners / Startek (10/10/23); Teleperformance / Majorel (4/26/23); Concentrix / Webhelp (3/29/23)

Source: FactSet (5/8/25), Tango Management estimates received 4/4/25, Extrapolations discussed 3/31/25-4/10/25, Company Filings, Tango Draft Q1 Earnings Release received 4/30/25, Bravo offer dated 4/23/25
Note: Total Enterprise Values exclude the impact of underfunded employee benefit obligations; 3/31/25 net debt calculated using $197mm cash and $253mm debt per Tango Draft Q1 Earnings Release received 4/30/25; 12/31/24 net debt calculated using $192mm cash and $256mm debt per Tango 2024 10K

EVERCORE 14 Project Breeze

1. Implied Share Price rounded to the nearest $0.10 (excl. 52-week trading range)
2. Bravo offer dated 4/23/25
3. Trading Multiples, Transaction Multiples, Premiums Paid, 52-Week Trading, and Broker Price Targets based on 3/31/25 balance sheet information (per Tango Draft Q1 Earnings Release received 4/30/25); DCF based on 12/31/24 balance sheet information; Class A and Class B shares, RSUs, PSUs, and options outstanding as of 5/5/25 per Tango management, excludes PSUs not expected to vest, per Tango Management guidance; FDSO calculated using treasury stock method treatment of in-the-money options
4. CY25E and CY26E figures represent Case A figures
5. Based on low and high end of 52-week trading range
6. Based on low and high end of Broker Price Targets

Trading Multiples Analysis

2025E TEV / Adj. EBITDA[1]



Customer Experience Median: 5.2x
5.8x
6.1x
6.2x
5.1x
5.2x
5.2x
5.3x
Tango Case A
Tango Consensus
Tango Case B
Teleperformance 2,3
concentrix
TELUS International 2,4
ibex.

2026E TEV / Adj. EBITDA[1]



Customer Experience Median: 4.9x
5.1x
5.4x
7.6x
4.9x
4.9x
5.0x
NA
Tango Case A
Tango Consensus
Tango Case B
Teleperformance 2,3
concentrix
TELUS International 2,4
ibex.

Tango Case A | Tango Consensus | Tango Case B (For Reference Only) | Customer Experience Companies

Source: Tango Management estimates received 4/4/25, FactSet (5/8/25), Broker Research
Note: Total Enterprise Values exclude the impact of underfunded employee benefit obligations
Note: Consensus figures reflect median of Broker estimates
1. Adj. EBITDA excludes the impact of stock-based compensation
2. Teleperformance and TELUS International adjusted from IFRS to U.S. GAAP – key adjustments include burdening EBITDA by depreciation of right-of-use assets and lease interest expense. Forward depreciation of right-of-use assets and lease interest expense for Teleperformance and TELUS International assumed to be consistent with prior year % of revenue, applied to forward consensus revenue
3. Teleperformance financials reflect pro forma figures following its acquisition of ZP Better Together, which closed on 2/5/25
4. TELUS International Adj. EBITDA is unburdened for stock-based compensation to align with other companies shown

EVERCORE 15 Project Breeze

Historical Valuation Multiples TEV / NTM Adj. EBITDA1 54.0x TEV / NTM Adj. EBITDA Averages1 Tango (Consensus) Customer Experience Companies 3 45.0x Current 5.7x Current 5.1x 1-Year Average 6.5 1-Year Average 4.9 2-Year Average 6.1 2-Year Average 5.3 3-Year Average 7.0 3-Year Average 6.5 Since 7/1/212 10.6 Since 7/1/212 8.0 36.0x 27.0x 22.5x 18.0x 14.8x 9.0x 5.7x 5.1x 0.0x 2 Jul-21 Apr-22 Jan-23 Oct-23 Jul-24 May-25 3 Source: FactSet (5/8/25), Company Filings Tango (Consensus) Customer Experience Companies Note: Customer Experience Companies include Teleperformance, Telus International, Concentrix and IBEX 1. Adj. EBITDA excludes the impact of stock-based compensation 2. Data begin on 7/1/21 due to lack of availability of broker-reported Adj. EBITDA from 6/10/21 IPO through 7/1/21 3. Teleperformance financials reflect pro forma figures following its acquisition of ZP Better Together, which closed on 2/5/25 16 Project Breeze

Transaction Multiples ($ in millions, except per share data) Total Enterprise TEV / Date Announced Acquirer Target Value LTM Adj. EBITDA1 3/1/24 Founder & Group TDCX $685 5.2x2 10/10/23 Capital Square Partners Startek 217 5.93 4/26/23 Teleperformance Majorel 3,143 7.74 3/29/23 Concentrix Webhelp 4,768 11.85 Mean $2,203 7.6x For Reference Only: Median 1,914 6.8 Pre-AI Sector Correction 6 6/18/21 Sitel Group Sykes Enterprises $2,119 9.7x 12/4/19 TELUS International Competence Call Centre 1,015 10.77 7/9/19 Groupe Bruxelles Lambert Webhelp 2,690 NA 6/28/18 Synnex Convergys 2,528 7.48 6/14/18 Teleperformance Intelenet 1,045 12.6 9,10 Mean $1,879 10.1x Median 2,119 10.2 Source: Company filings, Press Releases 6. Reflects LTM Adj. EBITDA as of 6/30/21 Note: Exchange rate reflected as of announcement date 7. Reflects LTM Adj. EBITDA as of 12/31/19 1. Sykes and Convergys adjusted to reflect Adj. EBITDA unburdened by stock-based compensation 8. Reflects LTM Adj. EBITDA as of 6/30/18 2. Reflects LTM Adj. EBITDA as of 12/31/23 9. Reflects LTM EBITDA as of 3/31/18 3. Reflects LTM Adj. EBITDA as of 9/30/23 10. Multiples are presented on an IFRS-16 basis 4. Reflects LTM Operating EBITDA as of 6/30/23 5. Reflects LTM Adj. EBITDA as of 3/31/23 17 Project Breeze

Discounted Cash Flow Analysis Case A ($ in millions, except per share data) Valuation as of 12/31/24 – 11.5% WACC, 4.0% Perpetuity Growth Rate Management Forecast Extrapolation Fiscal Year End 12/31, 2024A 2025E 2026E 2027E 2028E 2029E Terminal Implied Per Share Valuation Revenue $995 $1,153 $1,333 $1,414 $1,496 $1,567 $1,567 4.00% 6.0x % Growth 16% 16% 6% 6% 5% PGR EBITDA Adj. EBITDA $210 $243 $280 $297 $315 $330 $330 Terminal Cash Flow / Adj. EBITDA $133 $330 % Margin 21% 21% 21% 21% 21% 21% 21% Terminal Value 1,840 1,977 Discount Factor 0.613x 0.580x (-) Stock-Based Compensation (39) (46) (49) (52) (54) (54) (-) Depreciation (38) (43) (46) (49) (51) (51) PV of Terminal Value $1,128 $1,147 (-) Amortization of Intangibles (20) (20) (20) (20) (20)—Plus: PV of Projected FCF 388 388 (-) Other Pre-Tax Adjustments1 (1) — ——Total Enterprise Value $1,516 $1,535 EBIT (SBC, Amort-burdened) $146 $171 $183 $194 $204 $224 Plus: Cash 192 192 % Margin 13% 13% 13% 13% 13% 14% Less: Debt (256) (256) (-) Unlevered Taxes (54) (63) (68) (72) (76) (83) Equity Value $1,452 $1,471 % Tax Rate 37% 37% 37% 37% 37% 37% (/) FDSO 2 95.0 95.0 (+) Depreciation 38 43 46 49 51 51 Price Per Share $15.28 $15.49 (+) Amortization of Intangibles 20 20 20 20 20—% Premium to Close (5/8/25) 6.3% 7.7% (-) Capital Expenditures (62) (53) (57) (60) (63) (51) Implied Terminal EBITDA Multiple 5.9x (-) (Increase) / Decrease in NWC (28) (18) (11) (11) (10) (9)3 Implied PGR 4.1% Unlevered FCF (SBC-burdened) $60 $100 $113 $120 $127 $133 (x) Discount Factor @ 11.5% Disc. Rate 0.95x 0.85x 0.76x 0.68x 0.61x PV of Unlevered FCF $56 $85 $86 $82 $78 NPV of Projected Cash Flows $388 Implied Price Per Share Implied Terminal EBITDA Mult. Implied Price Per Share Implied PGR Perpetuity Growth Rate Perpetuity Growth Rate Terminal Value Multiple Terminal Value Multiple 3.00% 4.00% 5.00% 3.00% 4.00% 5.00% 5.5x 6.0x 6.5x 5.5x 6.0x 6.5x 10.5% $15.95 $17.75 $20.19 5.9x 6.8x 8.0x $15.09 $16.14 $17.18 2.6% 3.2% 3.7% Discount Rat e 11.5% 13.96 15.28 17.00 5.2 5.9 6.8 14.49 15.49 16.49 3.5% 4.1% 4.7% 12.5% 12.40 13.39 14.65 4.7 5.2 5.9 13.92 14.87 15.83 4.4% 5.0% 5.6% Source: FactSet (5/8/25), Tango Management estimates received 4/4/25, Tango Management extrapolations discussed between 3/31/25-4/10/25, Company Filings Note: Total Enterprise Value excludes the impact of underfunded employee benefit obligations 18 Project Breeze 1. 2025E Other Pre-Tax Adjustments comprised of ($3mm) litigation expense and using treasury stock method treatment of in-the-money options $2mm foreign exchange gain 3. Terminal year Change in Net Working Capital calculated using % of change in revenue based on Tango 2. Class A and Class B shares, RSUs, PSUs, and options outstanding as of 5/5/25 per Tango Management guidance management. Excludes PSUs not expected to vest, per Tango Management guidance. FDSO calculated

Discounted Cash Flow Analysis
Case B (For Reference Only)

($ in millions, except per share data)

Valuation as of 12/31/24 – 11.5% WACC, 3.5% Perpetuity Growth Rate

Fiscal Year End 12/31,	2024A	Management Forecast 2025E	2026E	2027E	2028E	Extrapolation 2029E	Terminal[2]
Revenue	**$995**	**$1,108**	**$1,043**	**$942**	**$885**	**$867**	**$867**
% Growth		*11%*	*(6%)*	*(10%)*	*(6%)*	*(2%)*	
Adj. EBITDA	**$210**	**$228**	**$188**	**$151**	**$133**	**$121**	**$139**
% Margin	*21%*	*21%*	*18%*	*16%*	*15%*	*14%*	*16%*
(-) Stock-Based Compensation		(39)	(36)	(32)	(31)	(30)	(30)
(-) Depreciation		(36)	(34)	(31)	(29)	(28)	(23)
(-) Amortization of Intangibles		(20)	(20)	(20)	(20)	(20)	-
(-) Other Pre-Tax Adjustments[1]		(3)	-	-	-	-	-
EBIT (SBC, Amort-burdened)		**$130**	**$98**	**$68**	**$54**	**$43**	**$86**
% Margin		*12%*	*9%*	*7%*	*6%*	*5%*	*10%*
(-) Unlevered Taxes		(48)	(36)	(25)	(20)	(16)	(32)
% Tax Rate		*37%*	*37%*	*37%*	*37%*	*37%*	*37%*
(+) Depreciation		36	34	31	29	28	23
(+) Amortization of Intangibles		20	20	20	20	20	-
(-) Capital Expenditures		(62)	(42)	(38)	(27)	(26)	(26)
(-) (Increase) / Decrease in NWC		(22)	16	15	8	2	(4)[4]
Unlevered FCF (SBC-burdened)		**$54**	**$90**	**$71**	**$64**	**$52**	**$47**
(x) Discount Factor @ 11.5% Disc. Rate		*0.95x*	*0.85x*	*0.76x*	*0.68x*	*0.61x*	
PV of Unlevered FCF		**$51**	**$76**	**$54**	**$44**	**$32**	

NPV of Projected Cash Flows	**$258**

Implied Per Share Valuation

	3.50% PGR	5.0x EBITDA
Terminal Cash Flow / Adj. EBITDA	$47	$139
Terminal Value	607	694
Discount Factor	*0.613x*	*0.580x*
PV of Terminal Value	**$372**	**$403**
Plus: PV of Projected FCF	258	258
Total Enterprise Value	**$629**	**$660**
Plus: Cash	192	192
Less: Debt	(256)	(256)
Equity Value	**$565**	**$596**
(/) FDSO[3]	*94.5*	*94.5*
Price Per Share	**$5.98**	**$6.31**
% Premium to Close (5/8/25)	*(58.4%)*	*(56.1%)*
Implied Terminal EBITDA Multiple	*4.6x*	
Implied PGR		*4.6%*

Implied Price Per Share – Perpetuity Growth Rate

Discount Rate	2.50%	3.50%	4.50%
10.5%	$6.27	$6.78	$7.47
11.5%	5.60	5.98	6.47
12.5%	5.07	5.36	5.71

Implied Terminal EBITDA Mult. – Perpetuity Growth Rate

Discount Rate	2.50%	3.50%	4.50%
10.5%	4.7x	5.3x	6.0x
11.5%	4.2	4.6	5.2
12.5%	3.8	4.1	4.6

Implied Price Per Share – Terminal Value Multiple

Discount Rate	4.5x	5.0x	5.5x
10.5%	$6.11	$6.56	$7.00
11.5%	5.88	6.31	6.73
12.5%	5.66	6.07	6.47

Implied PGR – Terminal Value Multiple

Discount Rate	4.5x	5.0x	5.5x
10.5%	2.7%	3.6%	4.3%
11.5%	3.7%	4.6%	5.3%
12.5%	4.7%	5.6%	6.4%

Source: FactSet (5/8/25), Tango Management estimates received 4/4/25, Tango Management extrapolations received 4/16/25, Company Filings
Note: Total Enterprise Value excludes the impact of underfunded employee benefit obligations

EVERCORE 19 Project Breeze

1. 2025E Other Pre-Tax Adjustments comprised of ($3mm) litigation expense
2. Case B terminal year cash flow assumptions per Tango management on 4/16/25
3. Class A and Class B shares, RSUs, PSUs, and options outstanding as of 5/5/25 per Tango management. Excludes PSUs not expected to vest, per Tango Management guidance. FDSO calculated using treasury stock method treatment of in-the-money options
4. Terminal year Change in Net Working Capital calculated using % of change in revenue based on Tango Management guidance

Appendix

Management Financials
Case B (For Reference Only)

($ in millions)

Case B Received April 4th; Extrapolations Received on April 16th

Unlevered Free Cash Flow Summary

		Management Forecast				Extrapolation	
Fiscal Year End 12/31,	2024A	2025E	2026E	2027E	2028E	2029E	Terminal[5]
Revenue	$995	$1,108	$1,043	$942	$885	$867	$867
% Growth		*11%*	*(6%)*	*(10%)*	*(6%)*	*(2%)*	
Adj. EBITDA[1]	$210	$228	$188	$151	$133	$121	$139
% Margin	*21%*	*21%*	*18%*	*16%*	*15%*	*14%*	*16%*
(-) Stock-Based Compensation		(39)	(36)	(32)	(31)	(30)	(30)
% of Revenue		*4%*	*3%*	*3%*	*3%*	*3%*	*3%*
Adj. EBITDA (SBC-burdened)		$189	$152	$119	$102	$92	$109
% Margin		*17%*	*15%*	*13%*	*12%*	*11%*	*13%*
(-) Depreciation		(36)	(34)	(31)	(29)	(28)	(23)
% of Revenue		*3%*	*3%*	*3%*	*3%*	*3%*	*3%*
(-) Amortization of Intangibles		(20)	(20)	(20)	(20)	(20)	-
(-) Other Pre-Tax Adjustments[2]		(3)[2]	-	-	-	-	-
EBIT (SBC, Amort-burdened)		$130	$98	$68	$54	$43	$86
% Margin		*12%*	*9%*	*7%*	*6%*	*5%*	*10%*
(-) Unlevered Taxes		(48)	(36)	(25)	(20)	(16)	(32)
% Tax Rate		*37%*	*37%*	*37%*	*37%*	*37%*	*37%*
NOPAT[3]		$82	$62	$43	$34	$27	$54
(+) Depreciation		36	34	31	29	28	23
(+) Amortization of Intangibles		20	20	20	20	20	-
(-) Capital Expenditures[4]		(62)	(42)	(38)	(27)	(26)	(26)
% of Revenue		*6%*	*4%*	*4%*	*3%*	*3%*	*3%*
(-) (Increase) / Decrease in NWC		(22)	16	15	8	2	(4)[6]
% of Change in Revenue		*19%*	*24%*	*15%*	*14%*	*14%*	*14%*
Unlevered FCF (SBC-burdened)[7]		$54	$90	$71	$64	$52	$47

2029E Extrapolation

- Revenue decline reduces to (2%)
- Adjusted EBITDA Margin steps down to 14%
- Stock-Based Compensation and Depreciation remain flat at 3% of revenue
- Capex remains flat at 3% of revenue
- Amortization remains flat at $20mm
- Other Pre-Tax Adjustments remain equal to $0
- Change in Net Working Capital remains flat at 14% of change in revenue
- Effective Tax Rate remains flat at 37%

Perpetuity Assumptions

- Adjusted EBITDA Margin normalizes at 16% in perpetuity
- Stock-Based Compensation remains flat at 3% of revenue
- Capex remains flat at 3% of revenue, terminal Depreciation equal to $23
- Amortization of Intangibles and Other Pre-Tax Adjustments equal to $0 in perpetuity
- Change in Net Working Capital remains flat at 14% of change in revenue
- Effective Tax Rate remains flat at 37%

Source: Tango Management estimates received 4/4/25, Tango Management extrapolations received 4/16/25, Company Filings

1. Adj. EBITDA excludes the impact of stock-based compensation
2. 2025E Other Pre-Tax Adjustments comprised of ($3mm) litigation expense
3. Equivalent to GAAP Net Income *plus* tax-affected net interest expense
4. Revised Case B Capex forecast received from Tango Management on 4/16
5. Case B terminal year cash flow assumptions per Tango management on 4/16/25
6. Terminal year Change in Net Working Capital calculated using 14% of change in revenue based on Tango Management guidance
7. Unlevered FCF shown above treats SBC as a cash expense and thus does not add back SBC expense. If SBC were added back, Unlevered FCF would equal CFO *less* Capex *plus* tax affected net interest expense

EVERCORE 21 Project Breeze

Selected Publicly Traded Companies

($ in millions, expect per share data)

Company	Share Price 5/8/25	% of 52-Week High	Market Cap	Total Enterprise Value[1]	Revenue Growth CY24A	Revenue Growth CY25E	Revenue CAGR '24A-'26E	Gross Profit Margin CY25E	Gross Profit Margin CY26E	Adj. EBITDA[2] Margin CY25E	Adj. EBITDA[2] Margin CY26E	TEV / Revenue CY24A	TEV / Revenue CY25E	TEV / Revenue CY26E	TEV / Adj. EBITDA[2] CY24A	TEV / Adj. EBITDA[2] CY25E	TEV / Adj. EBITDA[2] CY26E
Tango Case A	$14.38	75.9%	$1,365[3]	$1,421[3]	7.6%	15.9%	15.7%	38.3%	37.8%	21.1%	21.0%	1.4x	1.2x	1.1x	6.8x	5.8x	5.1x
Tango (Consensus)					7.6%	11.9%	11.0%	39.6%	40.5%	21.0%	21.3%	1.4	1.3	1.2	6.8	6.1	5.4
Tango Case B (For Reference Only)					7.6%	11.3%	2.4%	37.9%	35.8%	20.6%	18.0%	1.4	1.3	1.4	6.8	6.2	7.6
Customer Experience																	
Teleperformance[4,5]	$103.71	77.1%	$6,394	$10,367	25.8%	0.2%	1.6%	27.5%	27.2%	17.2%	17.2%	0.9x	0.9x	0.8x	5.1x	5.1x	4.9x
Concentrix	52.03	68.8%	3,548	8,142	31.3%	(0.1%)	1.2%	36.1%	NA	16.4%	16.7%	0.8	0.8	0.8	5.2	5.2	4.9
TELUS International[4,6]	2.65	39.4%	783	1,869	(1.8%)	4.4%	4.1%	36.4%	36.5%	12.9%	13.0%	0.7	0.7	0.6	4.5	5.2	5.0
IBEX	25.66	94.0%	366	375	0.7%	4.3%	NA	31.1%	NA	13.1%	NA	0.7	0.7	NA	5.6	5.3	NA
Mean		**69.9%**			**14.0%**	**2.2%**	**2.3%**	**32.8%**	**31.8%**	**14.9%**	**15.6%**	**0.8x**	**0.8x**	**0.8x**	**5.1x**	**5.2x**	**5.0x**
Median		**73.0%**			**13.3%**	**2.3%**	**1.6%**	**33.6%**	**31.8%**	**14.7%**	**16.7%**	**0.8**	**0.8**	**0.8**	**5.2**	**5.2**	**4.9**
Reference																	
TTEC[7]	$4.00	48.2%	$208	$1,119	(10.4%)	(7.8%)	(5.3%)	22.2%	22.9%	10.8%	11.1%	0.5x	0.5x	0.6x	5.5x	5.1x	5.1x

Source: Tango Management estimates received 4/4/25, Company filings, FactSet (5/8/25)

1. Total Enterprise Values exclude the impact of underfunded employee benefit obligations
2. Adjusted to reflect Adj. EBITDA before taking into account stock-based compensation
3. Class A and Class B shares, RSUs, PSUs, and options outstanding as of 5/5/25 per Tango management. Excludes PSUs not expected to vest, per Tango Management guidance. FDSO calculated using treasury stock method treatment of in-the-money options
4. Teleperformance and TELUS International adjusted from IFRS to U.S. GAAP – key adjustments include burdening EBITDA by depreciation of right-of-use assets and lease interest expense; Forward depreciation of right-of-use assets and lease interest expense for Teleperformance and TELUS International assumed to be consistent with prior year % of revenue, applied to forward consensus revenue
5. Teleperformance financials reflect pro forma figures following its acquisition of ZP Better Together, which closed on 2/5/25
6. TELUS International Adj. EBITDA is unburdened for stock-based compensation to align with select publicly traded companies
7. TTEC is included as a reference but excluded from analysis following the Company's announcement of its intent to go private on 9/30/24

EVERCORE 22 Project Breeze

Weighted Average Cost of Capital (WACC)

($ in millions)

Selected Public Companies - Cost of Capital

Company	Share Price 5/8/25	Market Cap	Total Enterprise Value	Gross Debt	Gross Debt to Equity	Adj. Beta[2]	Unl. Beta[2]
Tango Case A	$14.38	$1,365	$1,421	$253	18.5%	1.18	1.05
Customer Experience							
Teleperformance	$103.71	$6,394	$10,367	$5,246	82.0%	1.20	0.74
Concentrix	52.03	3,548	8,142	4,902	138.2%	1.11	0.55
TELUS	2.65	783	1,869	1,276	162.9%	1.17	0.53
IBEX	25.66	366	375	21	5.6%	0.96	0.92
Mean					**97.2%**	**1.11**	**0.69**
Median					**110.1%**	**1.14**	**0.65**

WACC - Sensitivities

WACC

Historical

		WACC – Debt / Equity Ratio		
		15.0%	**20.0%**	**25.0%**
Unl. Beta	**0.60**	9.7%	9.6%	9.5%
	0.85	11.5%	11.3%	11.2%
	1.10	13.2%	13.1%	12.9%

Supply-Side

		WACC – Debt / Equity Ratio		
		15.0%	**20.0%**	**25.0%**
Unl. Beta	**0.60**	9.1%	9.0%	8.9%
	0.85	10.6%	10.5%	10.4%
	1.10	12.1%	12.0%	11.8%

Cost of Equity and WACC Calculation

	Historical		Supply-Side	
	Tango	Peers	Tango	Peers
Risk Free Rate[1]	4.9%	4.9%	4.9%	4.9%
Unlevered Beta[2]	1.05	0.65	1.05	0.65
Debt / Equity Ratio	18.5%	110.1%	18.5%	110.1%
Tax Rate[3]	36.9%	36.9%	36.9%	36.9%
Levered Beta[4]	1.18	1.09	1.18	1.09
Market Risk Premium[5]	7.3%	7.3%	6.3%	6.3%
Size Premium[5]	0.9%	0.9%	0.9%	0.9%
Cost of Equity[6]	**14.3%**	**13.7%**	**13.1%**	**12.6%**
Pre-tax Cost of Debt[7]	6.9%	6.9%	6.9%	6.9%
After-tax Cost of Debt	4.4%	4.4%	4.4%	4.4%
Equity to Total Cap.	84.4%	47.6%	84.4%	47.6%
WACC[8]	**12.8%**	**8.8%**	**11.7%**	**8.3%**

Source: Company filings, FactSet (5/8/25), Ibbotson, Bloomberg
Note: Total Enterprise Values exclude the impact of underfunded employee benefit obligations
1. 20-year Treasury rate as of 5/8/25
2. Raw Beta based on average of two-year weekly Beta, calculated in comparison to the MSCI World Index. Adjusted Beta = (2/3) * Raw Beta + (1/3) * 1. Unlevered Beta = Levered Beta / (1 + (1 - Tax rate) * (Debt / Equity))
3. Assumes 36.9% tax rate provided by Management
4. Levered Beta = Unlevered Beta * (1 + (1 – Tango's Tax Rate) * (Debt / Equity))
5. Kroll (2024). The market size of $1,365mm assumed for Tango is equivalent to a 8th decile size premium
6. Cost of Equity = Risk Free Rate + (Market Risk Premium * Levered Beta)
7. Based off Tango's 9/22 senior secured term loan YTM of 6.949% as of 5/8/25
8. WACC = Cost of Equity * Equity to Total Capitalization + After-tax Cost of Debt * (1 - Equity to Total Capitalization)

EVERCORE 23 Project Breeze

North America Take Private Premiums Paid Analysis Analysis of last 3 years of Tech sector, take private transactions with TEV $1.0bn – $3.0bn (15 Deals) Premium to Unaffected Premium to 30-Day VWAP1 Number of Deals Number of Deals 1 1 3—3 7 1 2 1 2 4 5 Median: 48.2% Median: 44.1% Mean: 46.3% 46.7% Mean: 42.7% 33.3% 26.7% 20.0% 20.0% 13.3% 13.3% 6.7% 6.7% 6.7% 6.7% 0.0% <10% 10%-20% 20%-30% 30%-40% 40%-50% >50% <10% 10%-20% 20%-30% 30%-40% 40%-50% >50% Premium to 60-Day VWAP1 Premium to 90-Day VWAP1 Number of Deals Number of Deals 4 3 — 2 6 4 1 2 2 1 5 Median: 40.1% Median: 34.6% Mean: 32.9% Mean: 33.8% 40.0% 33.3% 26.7% 26.7% 20.0% 13.3% 13.3% 13.3% 6.7% 6.7% 0.0% 0.0% <10% 10%-20% 20%-30% 30%-40% 40%-50% >50% <10% 10%-20% 20%-30% 30%-40% 40%-50% >50% Source: London Stock Exchange Group, FactSet, Company Filings Note: Analysis only includes tech industry transactions 1. VWAP relative to unaffected date

Select Analyst Price Targets Prem / (Disc) Broker1 Rating Date Price Target to Current Guggenheim Hold 5/8/25 NA NA Goldman Sachs Sell 4/6/25 $13.00 (9.6%) Baird Buy 4/1/25 $20.00 39.1% Morgan Stanley Buy 3/5/25 $21.00 46.0% J.P. Morgan Hold 2/28/25 $17.00 18.2% Bank of America Buy 2/27/25 $20.00 39.1% William Blair Buy 2/27/25 NA NA RBC Capital Hold 2/26/25 $20.00 39.1% Current $14.38 Mean 18.50 28.7% Median 20.00 39.1% High 21.00 46.0% Low 13.00 (9.6%) Source: FactSet (5/8/25), Bloomberg, Wall Street research Note: Price targets are not discounted to present value 1. Broker Coverage provided by Tango Management 25 Project Breeze